Exhibit 10.26

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

among

AVEON MANAGEMENT L.L.C.

and

EMPLOYEE

Dated as of October 29, 2010

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated October 29, 2010, is by and between Aveon Management L.L.C., a Delaware limited liability company (the “Company”), and Moses Grader (“Employee”).

WHEREAS, the Company, as general partner of The Aveon Group L.P., a Delaware limited partnership, which expects to have limited partner units that trade publicly (“Aveon”), is in the business of actively acquiring and owning controlling interests in the general partners or managing members of hedge fund partnerships or limited liability companies with assets under management generally less than $2 billion, and seeking investments in one or more of the hedge fund partnerships or limited liability companies that may be structured through one or more composite investment vehicles (herein referred to as “Composite Segments”);

WHEREAS, the business of the Company, Aveon and Aveon’s subsidiaries as set forth in the immediately preceding paragraph is referred to herein as the “Aveon Business” and the Company expects that the Aveon Business will become operational upon the date that it is funded from an initial public offering of units, each unit representing a limited partner interest in Aveon (an “Aveon Unit”), or another initial capitalization event that enables the Company to acquire the aforementioned Aveon Business (any such initial public offering or other capitalization event, a “Capitalization Transaction”);

WHEREAS, on May 27, 2010, the Company and Employee entered into an employment agreement embodying the terms of the employment of Employee by the Company (the “Original Employment Agreement”); and

WHEREAS, the Company and Employee now desire to amend and restate the Original Employment Agreement on the terms set forth in this Agreement; and

WHEREAS, Employee acknowledges that, in Employee’s capacity as Chief Operating Officer, Employee will obtain access to the confidential information of the Aveon Business and be in a position to affect the goodwill of the Aveon Business and its affiliates and assigns.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein, and for other good and valuable consideration, the parties hereby agree as follows:

I.	Term

A.	Term of the Agreement

Subject to Section II.C, below, Employee’s employment pursuant to this Agreement shall commence upon the date (the “Effective Date”) of the closing of a Capitalization Transaction; provided that such Capitalization Transaction closes on or prior to December 31, 2010. If a Capitalization Transaction has not closed by December 31, 2010, this Agreement shall be immediately void and of no further force or effect.

B.	Term of Employment

Unless earlier terminated pursuant to Section VIII of this Agreement, and subject to Section II.C below, Employee’s employment pursuant to this Agreement shall be for the period commencing on the Effective Date and ending on the day immediately preceding the second anniversary of the Effective Date (the “Initial Employment Term”); provided that, thereafter, the term of Employee’s employment pursuant to this Agreement shall renew automatically for consecutive periods of one year (each, a “Renewal Term”) unless the Company or Employee provides written notice to the other of nonrenewal not less than 90 days prior to the expiration of the Initial Employment Term or any Renewal Term. The Initial Employment Term, together with any Renewal Terms, is referred to in this Agreement as the “Employment Term.”

C.	At-Will Employment Following Termination of Employment under this Agreement

If Employee continues to be employed by the Company, Aveon or any of their respective subsidiaries or affiliates following termination of this Agreement, such employment shall be considered at-will and shall not extend any of the terms of this Agreement.

II.	Position and Duties

A. During the Employment Term, the Company shall employ Employee as Chief Operating Officer, and the Employee shall report to John Hassett. Employee will perform the duties and responsibilities of said office, including specific tasks and responsibilities assigned to Employee from time to time by John Hassett, and travel to whatever extent may be reasonably necessary in the conduct of the Aveon Business.

B. During the Employment Term, Employee will devote substantially all of Employee’s business time and best efforts to the performance of Employee’s duties set forth in Section II.A of this Agreement and will not engage in any other business, profession or occupation for compensation or otherwise that would be reasonably likely to, individually or in the aggregate, interfere with or conflict with the rendition of such services, either directly or indirectly, without the prior written consent of the Board of Directors of the Company (the “Board”).

C. As a condition to Employee’s employment pursuant to this Agreement, Employee agrees to comply with the Company’s Code of Conduct, which is attached to this Agreement as Exhibit A.

III.	Base Salary

A. During the Employment Term, the Company shall pay Employee a base salary at the annual rate of $350,000 (the “Base Salary”), payable in regular installments in accordance with the Company’s usual payroll practices in effect from time to time. The Board may from time to time review and increase the Base Salary in its sole discretion. The Base Salary shall not be decreased during the Employment Term except in connection with salary decreases that affect employees that are similarly situated to the Employee and that are uniformly applied.

IV.	Incentive Pay

A. Annual Cash Bonus. With respect to each fiscal year of Aveon occurring during the Employment Term, Employee shall be eligible to receive a cash bonus (the “Annual Bonus”) pursuant to a bonus plan established by the Board for each fiscal year. The amount of the Annual Bonus will be determined in part based on the return and performance of one or more Composite Segments with assets managed by the Aveon Business for that fiscal year (the “Segment Return”). The Annual Bonus shall equal 100% of the Base Salary if the Segment Return attained is at target level (“Hurdle”), which Hurdle shall be set each fiscal year by the Board. With respect to the first full fiscal year of Aveon following a Capitalization Transaction and any preceding partial fiscal year occurring during the Employment Term, the Segment Return Hurdle shall be no greater than 12%, and, in the case of the partial fiscal year mentioned above, the Segment Return Hurdle shall be measured over the full calendar year, notwithstanding that the Capitalization Transaction shall have occurred after the commencement of the calendar year. With respect to the partial fiscal year mentioned in the preceding sentence, the amount of the Annual Bonus, if any, shall be pro-rated based on the number of days in the partial fiscal year (i.e., if the partial fiscal year is 5 months, the amount of the Annual Bonus shall be the amount described in the third sentence of this Section IV.A multiplied by 5/12). The variance between the Hurdle and the Segment Return actually attained will be called the (“Hurdle Variance”). If no Segment Return equals or exceeds the Hurdle for a fiscal year, Employee will not be entitled to an Annual Bonus for such year but will be eligible the following fiscal year for Employee’s Annual Bonus for that prior year if that following year’s Hurdle is attained, plus an amount equal to the prior year’s unpaid Annual Bonus if the Segment Return for the then current year exceeds the Hurdle plus the preceding fiscal year’s Hurdle Variance.

B. Equity-Based Compensation. Employee acknowledges that, on or prior to the date of this Agreement, Aveon granted to Employee restricted Aveon Units pursuant to The Aveon Group L.P. Equity Incentive Plan (the “Equity Incentive Plan”). The number of such restricted Aveon Units will be adjusted at the time of the closing of the Capitalization Transaction (and on any related over-allotment options closing date) such that they represent 1.20% of the number of outstanding Aveon Units on a fully diluted basis immediately following the Capitalization Transaction, giving effect to (i) Aveon Units issued in the Capitalization Transaction (including any Aveon Units issued or issuable pursuant to an underwriter’s over allotment option), (ii) Aveon Units issuable upon exchange of partnership units of Aveon’s subsidiaries and (iii) Aveon Units issued or issuable pursuant to the Equity Incentive Plan. The restricted Aveon Units granted to Employee will vest based on service and attainment by the Aveon Business of a specified Economic Income Target, as defined in the Equity Incentive Plan for The Aveon Group, L.P.

V.	Employee Benefits

During the Employment Term, Employee shall be entitled to participate in health, dental, retirement and other group benefit plans on similar terms as the Company makes available to other similarly situated employees of the Company from time to time.

VI.	Vacation

During the Employment Term, Employee shall be entitled to receive vacation on similar terms as the Company makes available to other similarly situated employees of the Company from time to time.

VII.	Business Expenses

During the Employment Term, reasonable and necessary business expenses properly incurred by Employee in connection with the performance of Employee’s duties hereunder shall be reimbursed by the Company upon submission of documentation in accordance with Company policies. To the extent any reimbursement payment pursuant to this Section VII is taxable to Employee, any such reimbursement payment shall be paid to Employee as promptly as practicable, and in all events on or before the last day of Employee’s taxable year in which the related expense was incurred. Any such taxable reimbursement payments pursuant to Section VII are not subject to liquidation or exchange for another benefit, and the amount of such expenses eligible for reimbursement during a taxable year of Employee shall not affect the expenses eligible for reimbursement in any other taxable year.

VIII.	Termination of the Employment Term by the Company, Employee, or Due to Employee Death or Disability

This Agreement and the Employment Term may terminate prior to the scheduled expiration of the Initial Employment Term or any Renewal Term as provided in this Section VIII.

A. For Cause by the Company.

The Employment Term and this Agreement may be terminated at any time by the Company for Cause upon delivery of a “Notice of Termination” (as defined in Section IX of this Agreement) by the Company to Employee.

For purposes of this Agreement, “Cause” shall mean, in each case, as reasonably determined by the Board in good faith: (i) Employee’s conviction of, or entry of a pleading of guilty or no contest with respect to, a felony of a type that is reasonably likely to damage the reputation of the Aveon Business or any lesser crime of which fraud or dishonesty is a material element; (ii) Employee’s continued failure to substantially perform Employee’s duties with the Company, or a failure to follow the lawful direction of the Board or Employee’s direct report, in each case, after the Board delivers a written demand for substantial performance and Employee neglects to cure such a failure to the reasonable satisfaction of the Board within 30 days after receipt of the demand; (iii) Employee’s material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations; (iv) Employee’s breach of Section X, XI, XII, XIII or XIV of this Agreement or material breach of any other provision of this Agreement or (v) Employee’s theft, fraud, embezzlement, dishonesty or any conduct by Employee that has resulted or is reasonably likely to result in material harm to the Company, Aveon or any of their respective subsidiaries.

If Employee is terminated for Cause pursuant to this Section VIII.A, Employee shall be entitled to receive only the Base Salary through the date of termination and shall have no further rights to any compensation or benefits under this Agreement. All other benefits, if any, due Employee following Employee’s termination of employment for Cause pursuant to this Section VIII.A shall be determined in accordance with the plans, policies and practices of the Company and any applicable statute or regulation; provided, however, that Employee shall not participate in any severance plan, policy or program of the Company or any affiliate of the Company and will not be eligible for any Annual Bonus with respect to the year of termination.

B. Disability or Death. The Employment Term and this Agreement shall terminate immediately upon Employee’s death or on the date set forth in a Notice of Termination by the Company to Employee if Employee becomes physically or mentally incapacitated and is therefore unable for a period of 90 consecutive days or 120 days during any consecutive six-month period to perform Employee’s duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as “Disability”). Upon termination of Employee’s employment hereunder for either Disability or death, Employee or Employee’s estate (as the case may be) shall be entitled to receive (i) the Base Salary through the date of termination, (ii) accrued and unused vacation through the date of termination, (iii) unreimbursed business expenses properly incurred through the date of termination (collectively, the items covered by clauses (i) through (iii), the “Accrued Obligations”) (iv) in the case of death, (X) the Annual Bonus for the year during which Employee’s employment is terminated, payable on the date annual bonuses are paid to other employees of the Company with positions similar to that held by Employee prior to Employee’ termination and (Y) any unpaid Annual Bonus for any previously completed fiscal year, and (v) in the case of Disability, an amount equal to (XX) the amount of the Annual Bonus that would have been paid had Employee’s employment not terminated, i.e., based on the performance of the Aveon Business during the fiscal year of termination, multiplied by a fraction the numerator of which is the number of days that have elapsed in the fiscal year of Employee’s termination through the date of termination, and the denominator of which is 365, payable on the date annual bonuses are paid to other employees of the Company with positions similar to that held by Employee prior to Employee’ termination (the “Pro

Rata Bonus”) and (YY) any unpaid Annual Bonus for any previously completed fiscal year. If in the year of termination, the Hurdle is not attained, Employee will not be eligible for any future Annual Bonus notwithstanding any contrary provision in Section IV.A of this Agreement and shall have no claim to any Annual Bonus amount except as described in this Section VIII.B. Employee or Employee’s estate (as the case may be) shall have no further rights to any compensation or other benefits under this Agreement. All other benefits, if any, due Employee following Employee’s termination of employment due to Disability or death shall be determined in accordance with the plans, policies and practices of the Company and any applicable statute or regulation; provided, however, that Employee (or Employee’s estate, as the case may be) shall not participate in any severance plan, policy or program of the Company or any affiliate of the Company.

C. Without Cause by the Company. The Employment Term and this Agreement may be terminated by the Company without Cause (other than by reason of Employee’s death or Disability) following the delivery by the Company of a Notice of Termination to Employee at least 30 days prior to such termination. If Employee’s employment is terminated by the Company without Cause, Employee shall be entitled to receive:

1. the Accrued Obligations; and

2. subject to Employee’s continued compliance with Sections X, XI, XII, XIII and XIV of this Agreement, and execution and delivery within 60 days after termination of Employee’s employment of a release and waiver of all claims Employee may have against the Company, Aveon, their subsidiaries and affiliates, predecessors and successors, and their respective shareholders, directors, officers, employees and agents, substantially in the form attached hereto as Exhibit B (the “Release”), which release must be effective when delivered after giving effect to any post-execution revocation period described therein, (a) a lump sum cash payment in an amount equal to the full annual Base Salary then in effect, paid on the date the Release becomes irrevocable and effective in accordance with its terms, (b) the Annual Bonus for the year during which Employee’s employment is terminated paid on the date that Annual Bonuses are paid to the majority of other Company employees entitled to an Annual Bonus, however, if in the year of termination, the Hurdle is not attained, Employee will not be eligible for any future Annual Bonus notwithstanding any contrary provision in Section IV.A of this Agreement and (c) any unpaid Annual Bonus for any previously completed fiscal year, and shall have no claim to any Annual Bonus amount except as described in this Section VIII.C.2.

Employee shall have no further rights to any compensation or benefits under this Agreement. All other benefits, if any, due Employee following a termination pursuant to this Section VIII.C shall be determined in accordance with the plans, policies and practices of the Company and any applicable statute or regulation; provided, however, that Employee shall not participate in any severance plan, policy or program of the Company or any affiliate of the Company.

The expiration of the Employment Term on the last date of the Initial Employment Term or any Renewal Term thereof following proper advance notice as contemplated by Section I.B shall not be considered a termination without Cause by the Company and Employee shall be entitled to receive (i) the Accrued Obligations, (ii) the Pro Rata Bonus, if any, with respect to the year the Employment Term expired, (iii) any unpaid Annual Bonus for any previously completed fiscal year, and (iv) all other benefits, if any, as determined in accordance with the plans, policies and practices of the Company and any applicable statute or regulation; provided, however, that Employee shall not participate in any severance plan, policy or program of the Company or any affiliate of the Company

D. Termination by Employee for Good Reason. The Employment Term and this Agreement may be terminated by Employee for Good Reason.

Termination for “Good Reason” shall mean a termination of employment by Employee after having delivered to the Company a Notice of Termination specifying in reasonable detail the circumstances constituting Good Reason within 30 days after the occurrence of one or more of the following circumstances without Employee’s express written consent, which is not remedied by the Company within 30 days of its receipt of Employee’s Notice of Termination (provided that, in the event that the Company cures such circumstances, the Notice of Termination shall be nullified), and so long as Employee’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) and the regulations promulgated thereunder) occurs no later than 120 days following the initial existence of one or more of the circumstances giving rise to Good Reason: (i) any action or inaction that constitutes a material breach by the Company of this Agreement; or (ii) any relocation of Employee’s principal place of business to an office or location that increases by more than 40 miles Employee’s one-way commute; provided that, if employee’s principal place of business is in New York City immediately prior to a Capitalization Transaction any relocation to an office or location within 40 miles of New York City in connection with a Capitalization Transaction shall not constitute Good Reason; or (iii) any material diminution of Employee’s title, authority or responsibilities with the Company; or (iv) any material reduction of Employee’s Base Salary or Annual Bonus set forth in this Agreement; provided that any reduction of Base Salary or Annual Bonus that affects employees that are generally similarly situated to Employee and that are generally uniformly applied shall not constitute Good Reason.

If Employee terminates the Agreement with Good Reason, subject to Employee’s continued compliance with Sections X, XI, XII, XIII and XIV of this Agreement, and execution and delivery of a Release within 60 days after termination of Employee’s employment, which Release must be effective when delivered, after giving effect to any post-execution revocation period described therein, Employee shall be entitled to receive the payments and benefits as set forth in Section VIII.C as if Employee had been terminated by the Company without Cause.

E. Termination by Employee without Good Reason. Employee’s employment hereunder may be terminated by Employee at any time for any reason; provided, that Employee must provide 30 days written notice of any termination under this Section VIII.E. Upon receipt of such written notice, the Company may elect to immediately terminate Employee’s employment and immediately pay out Employee’s Base Salary for the remainder of such 30-day notice period (it being understood that such termination by the Company shall not be treated as a termination giving rise to payments under Section VIII.C and Employee shall be entitled only to Employee’s Accrued Obligations and shall have no further rights to any compensation or benefits under this Agreement). All other benefits, if any, due Employee following Employee’s termination of employment pursuant to this Section VIII.E shall be determined in accordance with the plans, policies and practices of the Company and any applicable statute or regulation; provided, however, that Employee shall not participate in any severance plan, policy or program of the Company or any affiliate of the Company.

F. Notwithstanding the foregoing, if Employee is (i) a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and (ii) not “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, then, to the extent any payments due under this Section VIII are “deferred compensation” subject to Section 409A, such payments will be paid in accordance with Section XVI.I of this Agreement.

IX.	Notice of Termination

Any purported termination of employment by the Company or Employee under Section VIII of this Agreement shall be communicated by a written Notice of Termination to Employee or the Company, respectively, delivered in accordance with Section XVI.G of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that sets forth the specific termination provision in the Agreement relied upon, the date of termination and, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment under the stated termination provision. The date of termination of Employee’s employment shall be the date so stated in the Notice of Termination, provided, however, that in the case of a termination for Cause by the Company, the date of termination shall be the date the Notice of Termination is delivered in accordance with Section XVI.G.

X.	Non-Competition/Non-Solicitation

Employee acknowledges that, upon and following a Capitalization Transaction, by virtue of Employee’s duties and position with the Company, Employee has had and will have access to and use of the confidential records, trade secrets and proprietary information of the Company, Aveon, and their respective subsidiaries(the “Aveon Group”) and has been and will be provided with the opportunity to develop relationships with investors and clients, prospective investors and clients, employees and agents of the Aveon Group, and further acknowledges that such confidential records, trade secrets and proprietary information and relationships are extremely valuable assets in which the members of the Aveon Group have invested and will continue to invest substantial time, effort and expense and which represent a significant component of the value of the Aveon Business, and accordingly agrees as follows:

A. Non-Competition. During the Employment Term and for a period of 18 months following the date Employee ceases to be employed by the Company or any member of the Aveon Group for any reason, Employee will not directly or indirectly, in any geographic location where the Aveon Business is conducted (i) engage in any business for Employee’s own account that competes with the Aveon Business, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the Aveon Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the Aveon Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between any member of the Aveon Group and its respective investors, customers, clients, or consultants as of the date of Employee’s termination of employment. Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly own, solely as an investment, securities of, or other ownership interest in, any person engaged in any business that competes with the Aveon Business if such investment is a passive investment and if Employee (A) is not a controlling person of, or a member of a group which controls, such person, (B) does not, directly or indirectly, own 3% or more of any class of securities of, or other ownership interest in, such person and (C) does not participate in any management direction or control of such person.

B. Employee Non-Solicitation. During the Employment Period and until the date that is 18 months after the date of Employee’s termination of employment with the Company or any member of the Aveon Group for any reason, Employee will not, directly or indirectly, do or attempt to do any of the following: (i) solicit for employment or hire any person that is, or was within the six months preceding such solicitation or hire, employed with the Aveon Business, (ii) solicit or encourage any other employee with or consultant to the Aveon Business to terminate such employee’s employment or engagement with any member of the Aveon Group or breach any restrictive covenant to the Aveon Business.

C. It is expressly understood and agreed that, although Employee and the Company consider the restrictions contained in this Section XI to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in Employee’s Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

D. Employee understands that the provisions of this Section XI (i) do not impose a greater restraint than is necessary to protect the legitimate business interests of the Aveon Business, (ii) contain reasonable limitations as to time and scope of activity to be restrained, (iii) are not harmful to the general public, and (iv) are not unduly burdensome to Employee, and further acknowledges that the consideration provided hereunder is sufficient to compensate Employee for the restrictions contained in such provisions.

XI.	Nondisparagement and Cooperation

A. Employee shall not at any time during Employee’s employment with the Company or any member of the Aveon Group and after Employee’s termination of such employment, disparage or disclose to the public or any other person or entity any false or misleading information concerning the Aveon Group, or any owners, partners, directors, members, officers or employees of any member of the Aveon Group. Nothing contained in this Section XI shall be deemed to prevent or impair Employee or any owners, partners, directors, members, officers or employees of any member of the Aveon Group from testifying, to the extent any of them reasonably believes such testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested (or from otherwise complying with legal requirements) or from conferring with Employee’s legal counsel or with senior management or legal personnel of the applicable member of the Aveon Group charged with handling performance reviews and similar matters.

XII.	Confidential Information and Developments

Employee recognizes that it is in the Aveon Group’s legitimate business interest to restrict Employee’s disclosure or use of Trade Secrets and Confidential Information (as defined below) relating to the Aveon Business for any purpose other than in connection with Employee’s performance of Employee’s duties to the Company hereunder, and to limit any potential appropriation of such Trade Secrets and Confidential Information by Employee. Employee therefore agrees that all Trade Secrets and Confidential Information relating to the Aveon Business heretofore or in the future obtained by Employee during the course of (i) the negotiations of this Agreement, (ii) the discussions surrounding Employee’s employment with the Company or any member of the Aveon Group or (iii) Employee’s employment with the Company or any member of the Aveon Group shall be considered confidential and proprietary information of the Aveon Group. Employee shall not at any time during Employee’s employment or for a period of 18 months thereafter use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets and Confidential Information, other than as necessary to further the business objectives of the Company in accordance with the terms of Employee’s employment. The term “Trade Secrets and Confidential Information” includes, by way of example and without limitation, matters of a technical nature, “know-how”, formulas, software, secret processes, works of authorship, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, ideas, test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers, promotional information, credit and financial data, plans for future development, any information relating to the investment performance of any fund or business managed by the Company, Composite Segment portfolio construction and selection; and Discoveries and Works (as defined below), concerning practices, businesses, procedures, systems, plans or policies of the Aveon Group to the extent not generally available to third parties, of or relating to the Aveon Business, and its customers, the disclosure of which to competitors of the Aveon Business or others may cause the Aveon Business and the Aveon Group to suffer damage; provided, however, that Trade Secrets and Confidential Information shall not include any such information (i) that has become generally available to the public other than as a result of a breach by Employee of this covenant or a breach of any confidentiality obligation by another person whom Employee has knowledge of being bound by an obligation of confidentiality, (ii) to the extent required to be disclosed by Employee in response to any summons or subpoena or in connection with any litigation or other administrative hearing, (iii) to the extent required to be disclosed by Employee to comply with any law, order, regulation or ruling applicable to Employee, or (iv) to the extent required to be disclosed by Employee in connection with an audit by any taxing authority.

XIII.	Discoveries and Works

All Discoveries and Works (as defined below) made or conceived by Employee during Employee’s employment by the Company or any member of the Aveon Group, solely, jointly or with others, that relate to any present or anticipated activity of the Aveon Business, or are used or useable by the Aveon Business shall be owned by the applicable member of the Aveon Group. The term “Discoveries and Works” includes, by way of example but without limitation, Trade Secrets and Confidential Information, URLs, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. Employee shall (i) promptly notify, make full disclosure to and execute and deliver any documents requested by any member of the Aveon Group, as the case may be, to evidence or better assure title to Discoveries and Works in such entity, as so requested, (ii) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by any member of the Aveon Group, (iii) assist the applicable member of the Aveon Group in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (iv) promptly execute, whether during Employee’s employment with the Company or any member of the Aveon Group (whether or not such employment is pursuant to this Agreement) or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Aveon Group and to protect the title of the applicable member of the Aveon Group thereto, including but not limited to assignments of such patents and other rights. Employee acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended 17 U.S.C. Sect. 101.

XIV.	Non-Disclosure of Track Record

Except as otherwise provided in this Section XIV, Employee shall not, at any time during Employee’s employment with the Company or thereafter (whether or not such employment is pursuant to this Agreement), market, promote or otherwise trade on, or claim as Employee’s own, the investment performance record (“Track Record”) of any fund, Composite Segment, or any institutional or managed account, portfolio or other investment managed by the Aveon Business (each a “Fund or Portfolio”); provided that during Employee’s employment with the Company or any member of the Aveon Group (whether or not such employment is pursuant to this Agreement), Employee shall be permitted to market, promote or otherwise trade on the Track Record of any Fund or Portfolio on behalf of the Aveon Business. Notwithstanding the foregoing, Employee may disclose, in general terms, the overall nature of Employee’s employment with the Company and the Aveon Group to the extent that such disclosure does not include the investment results of any Fund or Portfolio. All memoranda, documents or other materials relating to the Track Record of any Fund or Portfolio, including any values, numbers, sums, figures, statistics or other data relating to any Fund or Portfolio, must be approved by the Company in writing prior to use and shall contain all disclosures reasonably deemed by the Company to be prudent in order to comply with any law, regulation or rule, or any internal policy generally applicable to any part of the Aveon Business. The Company shall have the sole discretion and authority to determine for what use the Track Record is used. Any approval by the Company shall not be construed as an opinion with regard to the legality of such use or whether such use complies with applicable law or presentation standards. Any oral communications by Employee that are permitted under this Section XIV shall be based on and consistent with all memoranda, documents and other materials approved by the Company under this Section XIV.

XV.	Specific Performance

Employee acknowledges and agrees that the remedies at law available to the members of the Aveon Group for a breach or threatened breach of any of the provisions of Sections X, XI, XII, XIII or XIV of this Agreement would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the members of the Aveon Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

XVI.	Miscellaneous

A. Acceptance. Employee hereby represents that Employee’s performance and execution of Employee’s Agreement does not and will not constitute a breach of any agreement or arrangement to which Employee is a party or is otherwise bound, including, without limitation, any noncompetition or employment agreement.

B. Defense of Legal Matters. At all times during Employee’s employment with the Company or any member of the Aveon Group and after Employee’s termination of such employment, Employee and Company agree to reasonably cooperate with one another: (i) in defense of any legal matter involving any matter that arose during Employee’s employment, (ii) relating to the intended tax consequences of Aveon Units granted under the Equity Incentive Plan to Employee on May 27, 2010 or related to any other equity ownership interest in Company or any member of the Aveon Group, and (iii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Aveon Group or the Aveon Business. The Company will reimburse Employee for any reasonable travel, attorney fees and out of pocket expenses incurred by Employee in providing such cooperation.

C. Governing Law; Venue; Jurisdiction

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions or the conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of Delaware.

Each party to this Agreement irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Sections X through XIV of this Agreement (collectively, “Actions” and, individually, an “Action”) may be maintained in either the courts of the State of Delaware, the Commonwealth of Massachusetts or the federal District Courts sitting in Wilmington, Delaware or Boston, Massachusetts (collectively, the “Chosen Courts”) and that the Chosen Courts shall have jurisdiction to hear and determine or settle any such Action and that any such Actions may be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Actions in the Chosen Courts and any claim that any Actions have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

Each party to this Agreement agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code.

D. Entire Agreement; Amendments; Survival. This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company and supersedes the Original Employment Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto. Sections VIII, X, XI, XII, XIII, XIV, XV and XVI of this Agreement survive the termination of Employee’s employment with the Company to the extent necessary to give effect to their terms.

E. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

F. Severability. If any provision of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

G. Assignment. Employee shall not have the right to assign Employee’s interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement. This Agreement may be assigned by the Company to any successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Employee of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of the Agreement.

H. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; and (ii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to Employee, to:

Moses Grader
26 Reed Street
Marblehead, MA 01945

Fax:
or such other address as shall most currently appear on the records of the Company.

If to the Company, to:

30 Doaks Lane
Marblehead, Massachusetts 01945
Fax: (781) 639-8549
Attn: Chief Legal Officer

With a courtesy copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019
Fax: (212) 757-3990
Attn: Lawrence I. Witdorchic, Esq.
David S. Huntington, Esq.

I. Withholding Taxes. The Company or any of its affiliates may withhold from any amounts payable under this Agreement such minimum federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

J. Section 409A. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A.

(i) Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Employee shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Employee in connection with the Agreement, (including any taxes, penalties and interest under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

(ii) Notwithstanding anything in the Agreement to the contrary, in the event that the Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the Employee is not “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, no payments in this Agreement that are “deferred compensation” subject to Section 409A shall be made to the Employee prior to the date that is six months after the date of Employee’s “separation from service” (as defined in Section 409A) or, if earlier, Employee’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permissible under Section 409A that is also a business day. For purposes of Section 409A, each of the payments that may be made under this Agreement is designated as a separate payment.

(iii) With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A.

K. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPLOYEE

/s/ Moses Grader
Moses Grader

AVEON MANAGEMENT L.L.C.

By:	/s/ John Hassett
Name:	John Hassett
Title:	President and Chief Executive Officer

EXHIBIT B

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made in consideration of severance payments and other benefits provided to the undersigned employee under that certain Employment Agreement with Aveon Management L.L.C., dated             , 2010 (the “Agreement”).

1. For and in consideration of the payments and benefits provided to Employee pursuant to Section VIII.C.2. of the Agreement, the adequacy of which is hereby acknowledged, the undersigned (“Employee”), for Employee, Employee’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Aveon Management L.L.C. (the “Company”), Aveon Group L.P., a Delaware limited Partnership (“Aveon”), and the Company’s and Aveon’s subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Employee’s employment with the Company or any of its affiliates and the termination of Employee’s employment. The foregoing release, discharge and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Employee of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Employee’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Employee signs this General Release.

2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Employee agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Employee may bring a claim under the ADEA to challenge this General Release. If Employee violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Employee shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Employee’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

4. Employee acknowledges and recites that:

(a) Employee has executed this General Release knowingly and voluntarily;

(b) Employee has read and understands this General Release in its entirety;

(c) Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Employee wishes with respect to the terms of this General Release before executing it;

(d) Employee’s execution of this General Release has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate about the terms of this General Release; and

(e) Employee has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

5. This General Release shall be governed by the laws of the State of Delaware.

6. Employee shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, in which event this General Release shall be unenforceable and null and void.

[Signature Page Follows]

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: ,
Moses Grader